Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2010 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 16, 2011--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2010. Revenues for the quarter were $1.9 million, compared to $5.8 million for the same period in 2009. Net loss for the fourth quarter was $14.8 million, compared to a net loss of $18.3 million for the same period in 2009. At December 31, 2010, XenoPort had cash and cash equivalents and short-term investments of $108.6 million.

XenoPort Business Updates

Since the beginning of the fourth quarter of 2010, XenoPort:

  Announced that the U.S. Food and Drug Administration (FDA) has accepted for review the GlaxoSmithKline (GSK) response to the FDA Complete Response letter for Horizant™ (gabapentin enacarbil) Extended-Release Tablets (previously known as XP13512). Horizant is under review for the treatment of moderate-to-severe primary restless legs syndrome (RLS). The FDA has designated the new drug application (NDA) resubmission as a Class 2 response and set a new Prescription Drug User Fee Act (PDUFA) date of April 6, 2011.
  Completed a Phase 2b randomized, double-blind, placebo-controlled, clinical trial of arbaclofen placarbil (AP) in patients with gastroesophageal reflux disease (GERD) who experience symptoms in spite of treatment with a proton pump inhibitor (PPI). XenoPort anticipates reporting preliminary top-line results of this clinical trial later in the first quarter of 2011.
  Announced plans to initiate Phase 3 development of AP as a potential treatment of spasticity in multiple sclerosis (MS) patients. Based on discussions with the FDA, XenoPort intends to conduct a single placebo-controlled Phase 3 efficacy clinical trial and an open-label, long-term, safety study of AP in patients with MS. Favorable results from these studies could lead to the filing of an NDA with the FDA under Section 505(b)(2) seeking approval of AP for the treatment of spasticity.
  Initiated a Phase 2 randomized, double-blind, crossover clinical trial in patients with Parkinson’s disease that is designed to evaluate safety, efficacy and pharmacokinetics of XenoPort’s new bi-layer formulation of XP21279 versus Sinemet.
  Received $0.5 million to further fund the development of AP and XP21279 through the Qualifying Therapeutic Discovery Project program under section 48D of the Internal Revenue Code, which was enacted as part of the Patient Protection and Affordable Care Act of 2010.
  Received a $0.2 million grant from The Michael J. Fox Foundation for Parkinson’s Research to support a preclinical study of the efficacy and safety of a novel, orally administered prodrug of acamprosate in reducing L-Dopa-induced dyskinesias (LID) in a pre-clinical model of Parkinson’s disease. The grant was awarded under the Foundation's Therapeutics Development Initiative Fall 2010 Program aimed at supporting preclinical development of Parkinson's disease therapies that have the potential for fundamentally altering disease course and improving treatment of symptoms above and beyond current standards of care.

  Completed a public offering, raising net proceeds of $30.7 million, after deducting underwriting discounts and commissions and other offering expenses.
  Amended and restated its development and commercialization agreement with GSK with respect to Horizant. GSK remains responsible for seeking approval of the NDA for RLS in the United States and for further development and regulatory matters with respect to Horizant for the potential treatment of post-herpetic neuralgia (PHN). Subject to the terms and conditions of the amended agreement, XenoPort has the right to pursue development of Horizant for certain other indications in the United States. GSK remains responsible for commercialization of Horizant in the United States for all indications. In addition, XenoPort has reacquired all rights to XP13512 outside of the United States that were previously granted to GSK (which excludes the Astellas territory). As part of the amended agreement, financial terms, including potential clinical, regulatory and sales milestone payments and profit split/royalty rates, have been modified to reflect the changes in development responsibilities and the reversion of ex-U.S. rights to XenoPort.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “XenoPort met a number of important business objectives since the start of the fourth quarter. We conducted discussions with the FDA regarding our Phase 3 development program for AP as a potential treatment of spasticity in MS patients and hope to begin the Phase 3 efficacy trial by mid-year. In early January, the final subjects completed their participation in our clinical trial of AP in GERD patients who remain symptomatic despite PPI therapy. We anticipate reporting top-line data on this trial later in the quarter. In November, we initiated a Phase 2 clinical trial of XP21279 in patients with Parkinson’s disease.”

Dr. Barrett continued, “Having submitted new information on the benefit/risk of gabapentin enacarbil as an RLS treatment, we await approval decisions from both the FDA in the United States and the PMDA in Japan.”

XenoPort Fourth Quarter and Year-End 2010 Financial Results

Net revenue from unconsolidated joint operating activities was $1.5 million and $1.4 million for the fourth quarter and year ended December 31, 2010, compared to $0.4 million and $24.8 million for the same periods in 2009. Pursuant to the terms of its amended and restated collaboration agreement with GSK, XenoPort’s share of losses from the Horizant joint profit and loss (P&L) statement will be forgiven, up to a maximum of $10.0 million. The increase in net revenue from unconsolidated joint operating activities for the fourth quarter of 2010 compared to the same quarter in the prior year was primarily due to the reversal of XenoPort’s share of losses previously recognized. The decrease in net revenue from unconsolidated joint operating activities for 2010 compared to 2009 was primarily the result of a decrease in revenues recognized from milestone payments under the GSK agreement, partially offset by the reversal of Horizant joint P&L losses.

Collaboration revenues were $0.4 million and $1.5 million for the three months and year ended December 31, 2010, compared to $5.4 million and $9.5 million for the same periods in 2009. The decrease in collaboration revenues for the three months and year ended December 31, 2010 compared to the same periods in 2009 was primarily the result of a decrease in revenues recognized from milestone payments under its agreement with Astellas Pharma Inc.

Research and development expenses for the fourth quarter of 2010 were $10.8 million, compared to $16.7 million for the same period in 2009. The decrease in expenses for the quarter was primarily due to decreased development activities for AP and decreased personnel costs resulting primarily from decreased headcount, including decreased non-cash stock-based compensation. Research and development expenses for 2010 were $52.5 million, compared to $70.7 million for the same period in 2009. The decrease in research and development expenses for 2010 was primarily due to decreased development activities for Horizant and XP21279, as well as decreased personnel costs resulting primarily from decreased headcount, including decreased non-cash stock-based compensation, partially offset by a $2.0 million manufacturing credit received from Astellas in 2009.

Selling, general and administrative expenses were $6.4 million for the fourth quarter of 2010, compared to $8.1 million for the same period in 2009. Selling, general and administrative expenses were $28.3 million for 2010, compared to $31.8 million for 2009. The decrease for both periods was primarily due to decreased personnel and related costs resulting from decreased headcount.

Net loss for the fourth quarter of 2010 was $14.8 million, compared to a net loss of $18.3 million for the same period in 2009. Net loss per basic and diluted share was $0.47 for the fourth quarter of 2010, compared to a net loss per basic and diluted share of $0.60 for the same period in 2009. Net loss for 2010 was $82.5 million, compared to a net loss of $66.3 million in 2009. Net loss per basic and diluted share was $2.68 for 2010, compared to a net loss per basic and diluted share of $2.31 for 2009.

At December 31, 2010, XenoPort had cash and cash equivalents and short-term investments of $108.6 million.

Financial Guidance

XenoPort announced that it expects the net use of cash for 2011 to be in the range of $17 million to $27 million (net use of cash is the difference between the balances of cash and cash equivalents plus short-term investments at 12/31/11 and 12/31/10). This estimate includes anticipated milestone payments that it may be eligible to receive under collaboration agreements with GSK and Astellas.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 43014870.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 43014870.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate in collaboration with Astellas Pharma Inc. and GlaxoSmithKline. XenoPort’s product candidates are being studied for the potential treatment of restless legs syndrome, gastroesophageal reflux disease, neuropathic pain, spasticity and Parkinson’s disease. To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to potential future interactions with the FDA related to the NDA for Horizant for the treatment of RLS; XenoPort’s and its partners’ future clinical development of Horizant/gabapentin enacarbil and the timing thereof; XenoPort’s future clinical development programs for AP and XP21279 and the timing thereof; the release of additional clinical data and the timing thereof; the therapeutic and commercial potential of XenoPort’s product candidates; the suitability of Horizant/gabapentin enacarbil as a treatment for RLS and neuropathic pain; the suitability of AP as a treatment for GERD and spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; XenoPort’s and its partners’ future clinical trials; the regulatory process and the timing of regulatory actions; and sufficiency of XenoPort’s existing cash, expected net cash usage and other financial guidance. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “could,” “estimate,” “expects,” “hope,” “intends,” “may,” “plans,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertainty of the FDA approval process and other regulatory requirements; the uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Rule 424B5 Prospectus Supplement dated December 8, 2010 and filed with the Securities and Exchange Commission on December 9, 2010. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XNPT2F

XenoPort is a registered trademark of XenoPort, Inc.

Horizant is a trademark of GSK.

XENOPORT, INC.

BALANCE SHEETS (Unaudited, in thousands)

	December 31,	December 31,
	2010	2009

Current assets:
Cash and cash equivalents	$23,192	$36,255
Short-term investments	85,403	107,413
Prepaids and other current assets	2,206	3,719
Total current assets	110,801	147,387
Property and equipment, net	7,209	10,726
Restricted investments and other assets	3,219	2,099
Total assets	$121,229	$160,212
Liabilities:
Current liabilities	$11,487	$15,638
Noncurrent liabilities	15,783	17,298
Total liabilities	27,270	32,936
Stockholders’ equity (deficit):
Common stock	35	30
Additional paid-in capital and other	481,330	432,183
Accumulated deficit	(387,406)	(304,937)
Total stockholders’ equity	93,959	127,276
Total liabilities and stockholders’ equity	$121,229	$160,212

XENOPORT, INC.

STATEMENTS OF OPERATIONS (Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009
Revenues:
Net revenue from unconsolidated joint operating activities	$1,528	$384	$1,364	$24,758
Collaboration revenue	378	5,378	1,515	9,515
Total revenues	1,906	5,762	2,879	34,273
Operating expenses:
Research and development*	10,837	16,730	52,546	70,747
Selling, general and administrative*	6,446	8,114	28,323	31,807
Restructuring	—	—	5,275	—
Total operating expenses	17,283	24,844	86,144	102,554
Loss from operations	(15,377)	(19,082)	(83,265)	(68,281)
Interest and other income	554	149	796	1,229
Interest and other expense	—	—	—	(4)
Loss before income taxes	(14,823)	(18,933)	(82,469)	(67,056)
Income tax benefit	—	(585)	—	(722)
Net loss	$(14,823)	$(18,348)	$(82,469)	$(66,334)
Basic and diluted net loss per share	$(0.47)	$(0.60)	$(2.68)	$(2.31)
Shares used to compute basic and diluted net loss per share	31,735	30,374	30,813	28,766

* Includes employee non-cash stock-based compensation, excluding non-cash stock-based compensation resulting from XenoPort’s restructuring plan, as follows:
Research and development	$1,702	$2,379	$7,930	$10,101
Selling, general and administrative	2,113	2,284	9,210	8,532
Total	$3,815	$4,663	$17,140	$18,633

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com